Exhibit 99.1

NXT-ID Appoints Key Executives to Support Product Suite
Development and Company Growth

New CFO and VP Engineering Join the Company

Louisville, Ky. — February, 17, 2022 — NXT-ID, Inc. (NASDAQ: NXTD), provider of personal emergency response systems (PERS), health communications devices and IoT technology, today announces it has appointed Mark Archer as Chief Financial Officer, and Rafael Saavedra as VP of Engineering. The executives will join the leadership team and be responsible for directing and managing NXT-ID’s patented IoT technology that helps improve the lives of seniors.

Archer brings 30 years CFO experience in public and private companies, both consumer and technology focused. He has provided financial leadership to companies, ranging from small startups to those with multi-billion dollar revenue streams, while also working with many top tier venture capital and private equity firms. He has held executive positions in many well-known businesses including Jamba Juice, WSS, SmartBee Controllers and Denny’s. Archer, a partner at FLG Partners, a world-renowned partnership of experienced CFOs delivering to CEOs and boards high-value, interim and permanent leadership, previously served as the company’s interim CFO.

Technology expert and entrepreneur Saavedra has spent more than 20 years building and leading globally-distributed engineering teams. He was CTO/VP of a Venrock-backed startup that exited to Harman International (NYST: HAR, acquired by Samsung), and also led one of the first consumer GPS system companies, which exited to Motorola. He has expertise in product development, technology strategy, and system architecture for hardware-phone-cloud connectivity, as well as analytics, machine learning, blockchain, IP and data security among others.

The new executives will help drive and support new product development and customer growth for NXT-ID. The company is branching out into software and personal safety services, in addition to expanding its line of life-saving personal emergency response systems (PERS) devices.

To date, over half a million NXT-ID devices have been sold to keep people connected to emergency services and loved ones. As the U.S. aging population doubles over the next several decades, PERS devices are expected to play a crucial role. The country’s largest hospital network, the Veterans Administration Medical Centers and Outpatient Clinics, offers their patients free devices to help them maintain their independence.

“As NXT-ID grows, we are thrilled to have these seasoned executives in top roles to support the company as we build out our new software and products,” said Chia-Lin Simmons, CEO, NXT-ID. “With Mark and Rafa we have added another layer of extraordinary talent to our organization.”

“I’m excited to work at a company with the technology, vision and the important audience of the aging population. NXT-ID is on a trajectory to create sophisticated devices that will help people stay safely at home as they age,” said Archer.

Archer has been working with NXT-ID since July 2021 as a consultant. Previously, he was CFO at Saxco International, a private equity-owned middle market distribution company. Before joining Saxco International, Archer was president & CEO of SmartBee Controllers, a technology company manufacturing hardware products based on IoT technology. During his time at SmartBee, he expanded the product offering, added recurring revenue streams, updated the go-to-market sales strategy, and added new sales channels.

Archer’s deep finance experience also includes: completing seven M&A transactions, managing five commercial debt financings, closing a PIPE bridge transaction, securing $100 million in alternative financing, and completing three assignments for private equity firms where the businesses were restructured and sold within 24 months. Archer holds a B.S. in Business Administration and an M.B.A. in Finance, both from the University of Southern California, where he was a Presidential Scholar.

Before Saavedra joined NXT-ID as the new VP of Engineering, he co-founded Trace.Global, an IoT, AI and blockchain-based supply chain traceability startup. He also co-founded and served as CTO at LookyLoo, an AI-enabled, fashion-tech startup, as well as serving as CTO of Drive Time Metrics, a connected car analytics startup. He designed, executed, launched and scaled Harman’s successful automotive-grade level connected car product to more than 50 countries and millions of vehicles. Saavedra has also been named as an inventor in various patents in geo-spatial, mobile, and connected car technologies.

“This is a very personal mission for me. I’m very excited to bring my experience in connected devices, IoT and AI to the newest NXT-ID products,” said Saavedra.

For more information about NXT-ID, visit www.nxt-id.com.

About NXT-ID

NXT-ID, Inc. (NASDAQ: NXTD) provides personal emergency response systems (PERS), health communications devices and IoT technologies to create a connected care platform. The company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark LLC, a division of NXT-ID, revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point that everyday consumers could afford. NXT-ID’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors. The company was awarded a contract by the U.S. General Services Administration that enables the company to distribute its products to federal, state and local governments. For NXT-ID corporate information, contact: info@nxt-id.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect NXT-ID’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding NXT-ID’s successful execution of its business strategy. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to NXT-ID or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to NXT-ID and are subject to a number of risks, uncertainties, and other factors that could cause NXT-ID’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

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